[Letterhead of Mantyla McReynolds]


October 26, 1999

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Unistone, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-18317, to be filed on or about October 27, 1999, covering the registration and issuance of 500,000 shares of common stock to four individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 1998, dated January 29, 1999, in the above-referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Sincerely,

/s/ Mantyla McReynolds

MANTYLA MCREYNOLDS